CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement on Form S-3 of Mandalay Digital Group, Inc. and Subsidiaries (collectively, the “Company”) of our report dated July 1, 2013, relating to our audit of the consolidated financial statements, which appears in the Annual Report on Form 10-K/A of the Company for the year ended March 31, 2013.  Our report dated July 1, 2013, relating to the consolidated financial statements includes an emphasis paragraph relating to an uncertainty as to the Company's ability to continue as a going concern.

We also consent to the reference to our firm under the caption “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ SingerLewak LLP

SingerLewak LLP

Los Angeles, California

July 2, 2013